Board of Directors
     September 30, 1999





                                                           EXHIBIT 5.2

                 [LETTERHEAD OF HENSON & EFRON, P.A.]




                       September 30, 1999



Board of Directors
Pentair, Inc.
1500 County Road B2 West
St. Paul, Minnesota  55113

Ladies and Gentlemen:

     We are acting as counsel to Pentair, Inc., a Minnesota corporation (the "Company"), in connection with its registration statement on Form S-3, as amended and supplemented (SEC File No. 333-80159) (the "Registration Statement"), filed with the Securities and Exchange Commission on June 7, 1999 as amended, relating to the proposed public offering of up to $700,000,000 in aggregate amount of one or more series of the Company's securities, which securities may include any or all of the Company's
(i) shares of common stock, par value $.16 2/3 per share including rights attached thereto to purchase shares of Common Stock pursuant to the Rights Agreement dated as of July 31, 1995 (collectively the "Common Stock"); or (ii) debt securities (the "Debt Securities"), all of which Common Stock and Debt Securities may be offered and sold from time to time on a continuous or delayed basis as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering of $250,000,000 aggregate principal amount of the Company's 7.85% Senior Notes due 2009 (the "Notes") as described in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   The Registration Statement;

     2. The Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation") as certified by the Secretary of State of the State of Minnesota on July 15, 1999 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect;

     3.   The  Amended  and Restated Bylaws of the  Company  (the
          "Bylaws"), as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect;

     4.   The  Indenture(  the "Indenture") dated  June  1,  1999
          between the Company and U.S. Bank National Association, as trustee (the "Trustee");

     5.   The  Underwriting  Agreement  dated  September  30,1999
          among  the Company and Goldman Sachs & Co., J.P. Morgan
          Securities,  Inc. and Banc One Capital  Markets,  Inc.,
          (the "Underwriting Agreement");

     6. Corporate proceedings of the Company relating to the filing by the Company of the Registration Statement, the execution of the Indenture, the form of Officers' Certificate and Company Order relating to Debt Securities dated as of October 5, 1999 and related matters; and

     7. Such other documents and such matters of law as we have deemed necessary to render this opinion.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. In giving this opinion, we also have relied as to certain matters on information obtained from public officials, officers of the Company and other sources we believe to be responsible. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     Our opinions expressed below are limited to the laws of the State of Minnesota and the State of New York and the federal laws of the United States of America.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) authentication of the Notes by the Trustee, and (ii) execution and delivery of the Notes on behalf of the Company against payment of consideration for the Notes specified in the Company proceedings relating to the Notes, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfer and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether enforcement is considered in a proceeding in equity or at law).

     The opinions as to enforceability expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

     To the extent that the obligations of the Company under any Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

                              Very truly yours,

                              HENSON & EFRON, P.A.


                              /s/ Henson & Efron, P.A.